Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

IMPORTANT: Use this form if you previously returned an Election Form tendering your stock options for exchange, and you wish to withdraw all or some of the options you previously elected to exchange.

☐	I want to withdraw all of the options I previously elected to exchange in the option exchange program.

☐	I want to withdraw from participation in the option exchange program only those options that I have indicated below:

Number of
		Exercise Price	Outstanding
Grant Number	Grant Date	(USD)	Stock Options

By signing and returning this Notice of Withdrawal, I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, I will receive no restricted stock units in exchange for them, and I will retain my current stock options with their current terms and conditions.

Employee Signature

Employee Name Printed

Daytime Telephone Number

Date and Time

Photon Dynamics Office in Which Employed

Email Address

If you previously elected to exchange eligible options for restricted stock units by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, we must receive your completed and signed Notice of Withdrawal before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently April 16, 2007 by one of the following methods:

Via electronic delivery:	Scan and email it to RSUCANCEL@Photondynamics.com

Via facsimile:	Photon Dynamics, Inc., Attn. RSU Withdrawal +1 (408) 360-3559

Via mail, courier or hand delivery:	Photon Dynamics, Inc. Attn: Option Exchange c/o Carl C. Straub Jr. 5970 Optical Court San Jose, CA 95138-1400

Your withdrawal will be effective as the date Photon Dynamics receives this Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Photon Dynamics by the deadline.

You may confirm that your documents have been received by calling Elaine Gonzales at +1 (408) 360-3150 or by sending an email to RSUCONFIRM@photondynamics.com. Photon Dynamics intends to electronically confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Photon Dynamics properly received your Notice of Withdrawal.